As filed with the Securities and Exchange Commission on January 24, 2024

Registration No. 333-263967

Registration No. 333-273891

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-263967

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-273891

UNDER

THE SECURITIES ACT OF 1933

ORCHARD THERAPEUTICS PLC

(Exact Name of Registrant as Specified in its Charter)

England and Wales	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

245 Hammersmith Road

London W6 8PW

United Kingdom

+44 (0) 203 808 8286

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, New York 10168

+1 212 947 7200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable. The Registrant is filing this post-effective amendment to remove from registration any securities registered hereunder that remain unsold.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

Orchard Therapeutics plc, a public limited company incorporated under the laws of England and Wales (the “Registrant”), is filing with the U.S. Securities and Exchange Commission (the “SEC”) this post-effective amendment no. 1 (this “Post-Effective Amendment”) to deregister all ordinary shares, nominal value £0.10 per share (“Ordinary Shares”), of the Registrant previously registered under the following Registration Statements on Form S-3 (collectively, the “Registration Statements”), together with any other securities registered thereunder:

•

Registration Statement on Form S-3 (No. 333-263967) filed with the SEC on March 30, 2022, pertaining to the registration of the offer and sell from time to time up to $200,000,000 in the aggregate of Ordinary Shares, every ten of which may be represented by one American Depositary Share; senior or subordinated debt securities; warrants to purchase any securities that may be sold under this prospectus; units or any combination of these securities as described in this prospectus.

•

Registration Statement on Form S-3 (No. 333-273891) filed with the SEC on August 10, 2023, pertaining to the registration of 208,250,490 Ordinary Shares represented by 20,825,049 American Depositary Shares offered for resale by the selling securityholders pursuant to the prospectus, consisting of (i) 53,461,574 Ordinary Shares represented by American Depositary Shares, (ii) 45,705,326 Ordinary Shares issuable upon the redesignation of 45,705,326 Non-Voting Ordinary Shares and represented by American Depositary Shares, and (iii) up to 109,083,590 Ordinary Shares issuable upon the exercise of outstanding warrants to purchase Ordinary Shares (or upon the redesignation of Non-Voting Ordinary Shares that are issuable to holders of warrants upon exercise of such warrants for Non-Voting Ordinary Shares in lieu of Ordinary Shares) and represented by American Depositary Shares.

On January 24, 2024, pursuant to the Transaction Agreement, dated October 5, 2023 (the “Transaction Agreement”), by and between the Registrant and Kyowa Kirin Co., Ltd., a Japanese joint stock company (kabushiki kaisha) (“Kyowa Kirin”), Kyowa Kirin International plc, a wholly owned subsidiary of Kyowa Kirin, acquired the entire issued and to be issued share capital of the Registrant pursuant to a scheme of arrangement under Part 26 of the U.K. Companies Act 2006 (the “Scheme of Arrangement”, and such acquisition, the “Transaction”), whereby the Registrant became a wholly-owned subsidiary of Kyowa Kirin.

As a result of the Transaction, the Registrant has terminated, as of the date hereof, all offerings of the Registrant’s securities pursuant to the Registration Statement. In accordance with undertaking made by the Registrant in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that had been registered which remain unsold at the termination of the offering, the Registrant hereby removes and withdraws from registration all of such securities, if any, as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities, and the Registrant hereby terminates the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statements described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of London, United Kingdom, on January 24, 2024.

ORCHARD THERAPEUTICS PLC

By:	/s/ Frank E. Thomas
Name:	Frank E. Thomas
Title:	President and Chief Operating Officer

Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to the Registration Statements.

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE OF REGISTRANT

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Orchard Therapeutics plc has signed this registration statement on January 24, 2024.

COGENCY GLOBAL INC.

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice President on behalf of Cogency Global Inc.